                                   EXHIBIT 1
                                   ---------



     May 23, 2000 8:00 a.m. cst
     --------------------------

     For Immediate Release
     ---------------------



        ENVIRO-CLEAN OF AMERICA, INC. AMENDS 13D FILING ON b2bstores.com

     SAN ANTONIO, Texas (May 23, 2000) -- Enviro-Clean of America, Inc. (OTC BB:
"EVCL"), announced today that it amended its 13D filing today in regard to its ownership in b2bstores.com, Inc. (NasdaqSC "BTBC") Enviro-Clean's board of directors believes that it would be in the best interest of its shareholders to take a more active role in the direction of b2bstores.com in light of the recent 13D/A filing by Zero.net, the release of the latest 10Q and the recent resignation of several members of the b2bstores.com board of directors.


     Randall K. Davis, President of Enviro-Clean of America, Inc., stated "Enviro-Clean will ask the b2bstores.com board of directors to appoint a representative of Enviro-Clean to the b2bstores.com board to represent the shareholders of Enviro-Clean in connection with the recent announcements made by b2bstores.com. Further, Enviro-Clean will encourage the b2bstores.com board to give full consideration to any and all strategic alternatives that might be presented for the purpose of enhancing shareholder value."


     Richard Kandel, Chairman of Enviro-Clean and b2bstores.com has not and will not participate in any discussion on the board of Enviro-Clean as it relates to its investment in b2bstores.com. As disclosed in Enviro-Clean's Form 10-SB/A filed on February 25, 2000 "Mr. Kandel's position as a director, officer and shareholder of each Enviro-Clean and b2bstores may create or appear to create potential conflicts of interest when he is faced with decisions that could have different implications for the Enviro-Clean and b2bstores. However, Kandel will refrain from participating in any decision or other action as a director or officer of either company if it presents such a conflict of interest."


     Enviro-Clean and through the direct ownership of its board of directors, excluding Richard Kandel, currently owns 1,572,542 shares of b2bstores or approximately 18% of the outstanding shares. This ownership currently makes the group the largest shareholder in b2bstores.com. Enviro-Clean does not consider shares personally owned by Richard Kandel in b2bstores.com as part of its 13D/A filing today with the SEC.


     Enviro-Clean of America, Inc., with its administrative headquarters in San Antonio, Texas, is a manufacturer and distributor in the $15 billion janitorial and sanitary maintenance supply industry. Its wholly-owned subsidiaries comprise 22 operating locations which currently include Kandel & Son (Hicksville, NY); NISSCO/Sunline/NIPPCO (Naples, FL); Superior Chemical & Supply (Bowling Green, Leitchfield and Beattyville, Kentucky); Cleaning Ideas Corp (San Antonio, TX); Sanivac (San Antonio, TX); Davis Manufacturing Company (San Antonio) and June Supply Company (San Antonio and Dallas, TX). The Company's common stock trades on the Over-the-Counter Bulletin Board under the symbol "EVCL".


     This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe", "estimate", "project", "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's products and services in the marketplace, competitive factors, dependence upon third-party vendors, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.


 Additional information on Enviro-Clean of America, Inc. can be accessed on the
                                  Internet at

                                www.evclean.com
                                ---------------


                  For additional information, please contact:


                 Randall K. Davis, President at (210) 293-1232

                                       or

                       via e-mail at randall@evclean.com